Exhibit 10.1

SALE OF RECEIVABLES

(WITH PROGRAM FEES)

SUPPLIER AGREEMENT

between

ADVANCED MICRO DEVICES, INC.,

a Delaware corporation

and

IBM CREDIT LLC,

a Delaware limited liability company

March 26, 2008

THIS SALE OF RECEIVABLES (WITH PROGRAM FEES) – SUPPLIER AGREEMENT (“Agreement”) is made this 26th day of March, 2008, by and between ADVANCED MICRO DEVICES, INC., a Delaware corporation (“Supplier”), and IBM CREDIT LLC, a Delaware limited liability company (“IBM GF”).

THE PARTIES AGREE AS FOLLOWS:

1.0 DEFINITIONS AND INTERPERTATION

DEFINITIONS: In this Agreement:

“Agreement” means this Sale of Receivables (with Program Fees) – Supplier Agreement, including (unless the context otherwise requires) Schedule A, Schedule B and any other schedules or exhibits attached hereto and incorporated herein.

“Associated Rights” means in relation to any Receivable or Products any of the following (i) all the Supplier’s rights by law as an unpaid vendor or under the sale contract; (ii) documentary evidence of the sale contract or its performance or of any disputes arising; (iii) documents of title, warehouse keeper’s receipts, bills of lading, shipping documents, airway bills or similar documents; (iv) the benefit of all insurances; (v) all remittances, instruments, securities, bonds, guarantees and indemnities and accounting records; and (vi) all of the Supplier’s interest in all Products represented by such Receivable and in all Products returned by, or reclaimed, repossessed, or recovered from, the Buyer; and (vii) all accounts, instruments, general intangibles, documents, chattel paper, and letter of credit rights related to such Receivable.

“Base Rate” means the rate per annum referred to in Schedule A, but where the Base Rate is determined by reference to a published interest rate and that rate ceases to be published for any reason, IBM GF will use another appropriate interest rate as the reference rate so that IBM GF remains in a financial position equivalent to that before the original reference rate ceased to be published.

“Billing Document” means any Supplier Invoice, Credit Note, Debit Note or other document (amending, re-stating or replacing a Supplier Invoice, Credit Note or Debit Note) issued by Supplier to a Buyer for Products pursuant to any Master Purchase Agreement.

“Business Day” means any day (other than Saturday or Sunday) on which banks are open in London, England and/or New York, New York, USA for business of the nature required for the purposes of this Agreement.

“Buyer” means any legal entity to which the Supplier sells or licenses Products and which has a Buyer Agreement in existence at the time of such transaction.

“Buyer Agreement” means an agreement executed by and between a Buyer and IBM GF, and any amendments or replacements thereto made from time to time, under which the Buyer promises to pay Purchased Receivables to IBM GF.

“Change in Control” means, in relation to (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Commencement Date, by any person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of a Party, or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of a Party by persons who were neither (i) nominated by the board of directors or other governing body of such Party, nor (ii) appointed by directors so nominated. For the purposes of this definition, “SEC” means the United States Securities and Exchange

Commission, and “voting power” means, with respect to any person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such person. The holding of a designated percentage of voting power of a person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such person.

“Commencement Date” means the date specified as such in Schedule A.

“Credit Availability” means the unutilised amount at any time of the Credit Limit with respect to any Buyer.

“Credit Limit” means the limit for a Buyer set by IBM GF under this Agreement.

“Credit Note” means a Notified Credit Note issued by the Supplier to a Buyer having the effect of reducing the amount payable by the Buyer for Products, including any credit, allowance, discount, setoff, return, accommodation or forgiveness of any nature or type on, of, or relating to the Receivable for such Products.

“Credit Report” means the regular weekly report issued to the Supplier by the Service Provider containing details of all Supplier Invoices issued and purchased by IBM GF during the applicable Download Week and the Settlement Amount for them to be paid by IBM GF to the Supplier on the applicable Supplier Settlement Date.

“Debit Note” means a Notified Debit Note issued by the Supplier to a Buyer having the effect of re-stating or increasing the amount payable by the Buyer for Products to the extent relating to the Receivable for such Products.

“Discharged Receivable” means any Purchased Receivable the uncollected value of which (a) was fully and finally paid by the Buyer or (b) was satisfied by the payment of insurance proceeds to IBM GF.

“Distribution Agreement” means any distribution agreement or similar agreement between the Supplier and any Buyer.

“Download Week” means any period commencing on a Thursday and ending on the succeeding Wednesday.

“Face Value” means with respect to any Purchased Receivable, the amount the Buyer is obligated to pay the Supplier on account of the sale of Products as shown on the face of the Supplier Invoice or, in the case of any Debit Note, any increased amount payable by the Buyer (but not any re-stated amount), but without including any Credit Note amount or interest, but including any shipping charges, or other extraneous costs and expenses stated on the Supplier Invoice or Debit Note.

“Funding Report” means the regular weekly report to IBM GF by the Service Provider identifying, among other things, the Settlement Amount to be paid by IBM GF to the Supplier on the next Supplier Settlement Date.

“Insolvency” means in relation to a company the convening of a meeting to pass a resolution for voluntary winding up by reason of insolvency, or the making of a winding up order, or the issuing of an application for the appointment of an administrator, or the appointment of a receiver (whether in or out of court) or an administrative receiver of any of the assets or income of the company; and means in relation to a partnership the issuing of a petition for its bankruptcy or its winding up or the issuing of an application for the appointment of an administrator or the issuing of a petition for the bankruptcy of any partner; and means in relation to any person, company or firm the entering into a voluntary arrangement, or any formal or informal arrangement generally for the benefit of creditors, or consulting with creditors, or any material part of its income or assets being subject to seizure, distress, lien or enforcement of security rights, or compounding with creditors, or ceasing to carry on business.

“Lien” means with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest, encumbrance, or servitude of any kind in respect of such asset to secure or assure payment of an obligation or a guarantee of an obligation of another, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing.

“Master Purchase Agreement” means any Distribution Agreement or VPA.

“No Charge Period” means the number of calendar days in respect of a Purchased Receivable ending on the Payment Date.

“Non-Credit Dispute” means a bona fide dispute with respect to a Purchased Receivable or resolved with respect to a Purchased Receivable as relating solely to one or more of the following matters (i) the Products (whether hardware, software or services or any combination of them) provided by the Supplier were not the Products as listed on the Supplier Invoice, or (ii) the amounts, billing information or other information on the Supplier Invoice is erroneous in any material respect, (iii) the Supplier’s failure to comply in any material respect with any specification agreed for the Products or its standard Products warranty obligations or any other contractual or legal obligation relating to the Products under any agreement between the Supplier and the Buyer or implied into any such agreement by any law, or (iv) the appointment of or the terms on which the Buyer has been appointed to be a distributor or reseller for the Supplier.

“Notification” means the Supplier’s notification to IBM GF in the manner and with the information required by Schedule B.

“Notified” means inclusion of a Supplier Invoice, Credit Note or Debit Note in a Notification.

“Outstanding” means undischarged by payment or other settlement to IBM GF.

“Party” means Supplier or IBM GF (as the context requires) or permitted assignee and “Parties” means both.

“Payment Date” means the due date for payment of a Purchased Receivable to IBM GF under the Buyer Agreement.

“Products” means hardware, software, and associated Products or services sold or licensed by the Supplier to a Buyer and in respect of which it issues a Supplier Invoice.

“Program” means the program described in and utilising the Program Documents for the Supplier’s sale, and IBM GF’s purchase, of certain of the Supplier’s Receivables.

“Program Documents” means this Agreement, each Credit Report, each Funding Report, and all other agreements, documents, or instruments entered into in connection with any of the foregoing as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Program Fees” means the amount payable by the Supplier to IBM GF calculated by multiplying the Face Value of the Supplier Invoice by the percentage applicable to the Buyer determined by application of the provisions of Schedule A.

“Purchase Price” means, with respect to any Purchased Receivable, the Face Value of the Supplier Invoice (or, if applicable, in respect of any Debit Note, the amount of any increase in the amount payable in respect of a Supplier Invoice).

“Purchased Receivable” means a Receivable which is actually purchased by IBM GF under and in accordance with the terms of this Agreement; provided that such Receivable shall no longer constitute a Purchased Receivable immediately upon its becoming a Recourse Receivable or a Discharged Receivable.

“Receivable” means the Supplier’s right to the payment of money from a Buyer arising out of Products sold, whether secured or unsecured, whether now existing or hereafter arising, and whether or not specifically sold or purchased in connection with the Program, each as evidenced by a Supplier Invoice; provided that the parties agree that each such right to payment evidenced by a separate Supplier Invoice shall constitute a separate Receivable hereunder.

“Recourse Receivable” means any Receivable which was purchased by IBM GF under the Program which (a) becomes subject to any Non-Credit Dispute, (b) was sold to IBM GF (i) on the basis of any false or materially misleading representation or warranty contained in this Agreement, any other Program Document or any Master Purchase Agreement or (ii) in violation of any covenant or other obligation of Supplier contained in this Agreement or any other Program Document, or (c) was sold to IBM GF on the basis of fraudulent or unlawful conduct on the part of Supplier.

“Repurchase Finance Charge” means a charge payable by the Supplier at the rate specified in Schedule A and accruing on a per diem basis from the day following the Payment Date until value in cleared funds is received by IBM GF from the Supplier.

“Repurchase Price” means, with respect to any Recourse Receivable, the Purchase Price less (i) Credit Notes for which value has been received by IBM GF after the Supplier Settlement Date and (ii) any amount then received and retained by IBM GF and applied by IBM GF as payment of the Receivable, plus (iii) any applicable Repurchase Finance Charge (whether the amount of the Purchase Price was derived from a Supplier Invoice or Debit Note or both).

“Returned Goods” means Products relating to any Purchased Receivables and returned to or recovered by the Supplier or IBM GF (i) in accordance with the return of Product terms set forth in the Supplier Terms and Conditions, (ii) in accordance with Supplier’s excess inventory or stock rotation programs as set forth in any applicable Master Purchase Agreement, (iii) as a result of any Non-Credit Dispute, or on the Insolvency of a Buyer.

“Return Notice” has the meaning given to such term in Section 8.2 below.

“Schedule A” means the Schedule A to this Agreement as amended from time to time by agreement in writing between the parties.

“Schedule B” means the Schedule B to this Agreement as amended from time to time by agreement in writing between the parties.

“Service Provider” means any person with whom an agreement has been entered into by IBM GF and to whom the performance of obligations or exercise of rights in respect of Receivables is from time to time sub-contracted by IBM GF.

“Settlement Amount” means the aggregate of the Purchase Prices of all Supplier Invoices issued in a Download Week less any Credit Notes to be deducted (or plus any Debit Notes to be added) in accordance with the provisions of Schedule B and as shown in the Credit Report.

“Supplier Invoice” means a valid invoice issued by the Supplier to a Buyer for payment for Products (such invoice shall include any applicable taxes and duties) pursuant to any Master Purchase Agreement, including any terms and conditions set forth in the Supplier Terms and Conditions, as applicable.

“Supplier’s Invoice Terms” means the payment terms for the Buyer, in number of calendar days, determined by the Master Purchase Agreement and/or as stated on the Supplier Invoice.

“Supplier Settlement Date” means the date payment of the Settlement Amount by IBM GF is due to the Supplier, which shall be the date which is 15 calendar days after the Sunday of the applicable Download Week (unless such date is not a Business Day in which case the Supplier Settlement Date shall be the next occurring Business Day).

“Supplier Terms and Conditions” means the standard terms and conditions of sale of Supplier applicable to any Product.

“UCC” means Article 9 of the Uniform Commercial Code as adopted in the State of New York, as amended from time to time.

“VPA” means any volume purchase agreement or similar purchase agreement executed between the Supplier and any Buyer.

All terms defined in this Agreement shall have the same defined meanings when used in any of the other Program Documents, unless otherwise defined therein or unless the context shall require otherwise. The terms “accounts,” “chattel paper,” “instruments,” “general intangibles,” “inventory,” “equipment,” and “fixtures,” as and when used herein and in the other Program Documents, shall have the same meanings given such terms under the UCC.

INTERPRETATION

If there is a conflict between the Agreement and any Schedule to it the terms of the Agreement shall prevail. Headings are for convenience only and not for interpretation. The Singular includes the plural and vice versa. If a provision of any law is referred to, it will be as it is from time to time amended.

2.0 PURPOSE

2.1 Payment Terms The purpose of this Agreement is to enable the Supplier to offer payment terms to Buyers and to enable it to sell and IBM GF to purchase the resulting Receivables payable by Buyers on the terms of this Agreement. IBM GF shall not make any charge to Buyers for the No Charge Period.

2.2 Designation of Buyers The Supplier may request IBM GF in writing to include as Buyers those of its customers that it may from time to time designate (such designation to state the Supplier’s Invoice Terms required from the options specified in Schedule A) and IBM GF may agree to such inclusion by entering into a Buyer Agreement with such designated customer. Such designation shall continue for the purpose of this Agreement unless and until the Supplier removes it by not less than 60 days written notice to IBM GF, whereupon the Supplier shall cease to be obliged to offer to sell Receivables owed by such Buyer to IBM GF.

2.3 True Sale; Risk Borne by IBM GF The sale of each Receivable will constitute a “true sale” of all of the Supplier’s right, title and interest in and to such Receivable and its Associated Rights, and IBM GF shall take title to such Purchased Receivable and its Associated Rights without recourse to the Supplier, except in the event that such Purchased Receivable becomes a Recourse Receivable. Subject to the terms of this Agreement IBM GF shall bear the credit, funding, and operational risks, and all related risks of ownership, arising from the purchase of Purchased Receivables under this Agreement.

2.4 Recharacterization As noted in Section 2.3, the parties hereto intend that IBM GF’s purchase of the Purchased Receivables shall constitute an absolute and “true sale,” conveying good title, free and clear of any liens other than Permitted Encumbrances. In the event, it is determined that the transactions evidenced hereby and by the other Program Documents constitute a loan and not a purchase and sale, then (a) IBM GF shall cease purchasing any additional Receivables, (b) this Agreement shall constitute a security agreement under applicable law, and (c) the Supplier does hereby grant IBM GF a first priority perfected security interest in and to all of the Supplier’s right, title, and interest, whether now owned or hereafter acquired, in, to, and under the Purchased Receivables and their Associated Rights to secure the obligations of the Supplier hereunder.

2.5 Nature of Purchased Receivable Each Purchased Receivable constitutes an “account,” “chattel paper,” or “general intangible,” as such terms are defined in the UCC.

3.0 SALES AND PURCHASES WITHIN CREDIT LIMITS

3.1 Supplier Offers From the Commencement Date until either this Agreement is terminated or IBM GF at its option declines to purchase Receivables following breach of this Agreement by the Supplier (until such breach is remedied to the sole and absolute satisfaction of IBM GF) the Supplier shall on the terms of this Agreement offer to sell to IBM GF, at the Purchase Price, all Receivables owing by each Buyer.

3.2 IBM GF Acceptances IBM GF shall, if there is Credit Availability, accept the Supplier’s offer to sell Receivables on the terms of this Agreement and, subject only to the Supplier’s obligations to repurchase Purchased Receivables under this Agreement, all risk of non-payment of such Purchased Receivables, and all risk of ownership with respect to such Purchased Receivable, shall pass to IBM GF on the date of issue stated on the Supplier Invoice.

3.3 Credit Limit and Credit Availability IBM GF shall have the right to determine, in its sole and absolute discretion, whether to make any Credit Limit available for any Buyer under the Program. The Supplier shall be responsible for verifying the amount of Credit Availability in accordance with Schedule B before issuing any Supplier Invoice and IBM GF shall not be liable for any failure to effect such verification. IBM GF shall be under no obligation to purchase Receivables where to do so would cause the amount of Credit Availability for the Buyer at any time to be exceeded.

3.4 Change of Credit Limit If IBM GF increases or decreases the amount of a Credit Limit it will communicate such change to the Supplier by notice in writing. If the change is a decrease in the Credit Limit amount, IBM GF shall be liable to continue to purchase Receivables issued by the Supplier for a period of 48 hours from notification to the Supplier by the Service Provider provided such Receivables would have been within the Credit Availability for the Buyer immediately prior to such notice.

3.5 Credit Limit Withdrawal/Suspension Notice IBM GF shall provide the Supplier as soon as practicable with written notice (to the address specified in Schedule B) if IBM GF at any time withdraws or suspends its Credit Limit or Credit Availability for any Buyer (so that such Credit Limit and Credit Availability are zero). Any shipment made by the Supplier to the Buyer on any day after the date of receipt of such notice shall be at the risk of the Supplier and IBM GF shall not be obligated to purchase the relevant Receivable.

3.6 Payment for Purchased Receivables IBM GF shall pay the Settlement Amount in cleared funds to the bank account of the Supplier stated in Schedule A on the Supplier Settlement Date. Payments shall be made by electronic bank transfer or as otherwise agreed between the parties.

3.7 Currency Transactions between the Supplier and IBM GF under this Agreement in relation to any Receivable shall be in the currency of that Receivable as set forth in the Supplier Invoice and described in Schedule A.

3.8 Program Fees IBM GF shall send an invoice to the Supplier for Program Fees (by the 8th day of each month) in respect of all Supplier Invoices included in Funding Reports received by IBM GF in the preceding month. Program Fees shall be calculated as a one time charge for each Supplier Invoice on the terms of Schedule A. IBM GF’s invoices for Program Fees shall be payable within fifteen (15) days after receipt by the Supplier.

4.0 SUPPLIER’S RIGHTS AND OBLIGATIONS

4.1 Transfer of Ownership The Supplier shall:

(a) upon receipt of the applicable Settlement Amount, transfer to IBM GF the ownership of all Purchased Receivables and Associated Rights purchased by IBM GF and such ownership shall be complete and unencumbered by any Lien and it shall vest in IBM GF from the date stated on the Supplier Invoice as its issue date;

(b) give written notice (in the form specified in Schedule B) to the Buyer that IBM GF is the owner of each Purchased Receivable together with payment instructions for IBM GF (as the same may be designated by IBM GF from time to time);

(c) execute and deliver to IBM GF such further documents including written assignments (with all stamp duties and documentary taxes endorsed thereon or paid or provided for) as IBM GF may reasonably require to exercise its rights to the absolute and unencumbered ownership of all Purchased Receivables, all Associated Rights and any remittances received in discharge thereof; and

(d) assist IBM GF as it may in writing request by providing information and records relating to Purchased Receivables that IBM GF may reasonably require to enforce its rights to Purchased Receivables and any Associated Rights.

4.2 Supplier’s Representations, Warranties and Covenants. By delivery to IBM GF of a Notification of a Receivable, the Supplier represents and warrants to IBM GF that:

(a) the Supplier is duly organised, validly existing, and has full power and authority including any consents required by law or otherwise to enter this Agreement and to transfer ownership of the Receivable and Associated Rights to IBM GF;

(b) to Supplier’s actual knowledge upon due investigation, no disputes or judgments or decrees exist, or are outstanding, nor is there any material fact or matter known or which should reasonably have been known by the Supplier, which has not been disclosed to IBM GF, nor is there any omission of any fact or matter which could reasonably be expected to affect in any material respect or prevent the transfer of the Receivable and Associated Rights to IBM GF;

(c) there is no Lien affecting the Products or the Receivable or Associated Rights except in favour of IBM GF;

(d) the Products covered by any Purchased Receivable have been the subject of a bona fide order by the Buyer placed with and accepted by the Supplier and that acceptance of such order by the Supplier will be within the Buyer’s Credit Availability;

(e) the Buyer is obliged to pay the Receivable in the currency as specified in Schedule A;

(f) the amount of the Receivable shown on the Supplier Invoice constitutes a valid, existing, enforceable and undisputed debt payable by the Buyer, against which the Supplier has not received any notice of any right of set off or counterclaim exercisable by the Buyer, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles of general applicability;

(g) the Receivable is subject to the Supplier’s Invoice Terms;

(h) the contracts for the sale of the Products are subject to the state and/or federal laws of the United States or the laws of the United Kingdom, as applicable, and provide that any disputes may be settled before the the courts of such jurisdiction;

(i) each sale made by the Supplier pursuant to this Agreement constitutes a valid sale, transfer, and assignment of Receivables to IBM GF, enforceable against the Supplier and that this Agreement and each other document executed and delivered in connection herewith constitutes a legal, valid, and binding obligation of the Supplier, enforceable in accordance with its terms; except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles of general applicability;

(j) the Supplier is in compliance with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities applicable to the sale of the Products and the issue and sale of the Supplier Invoices under this Agreement, except to the extent that non-compliance would not materially adversely affect IBM GF’s rights in and to the Purchased Receivables or under this Agreement;

(k) the Supplier has followed in all material respects the process specified in Schedule B;

(l) the execution and delivery of this Agreement by Supplier and the consummation of the transactions contemplated hereby or thereby by Supplier will not (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, the terms of any order, law, regulation, to which Supplier is a party or by which Supplier is bound, (ii) violate the articles of incorporation or bylaws or other charter documents of Supplier, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit or license to which Supplier is a party or by which Supplier or its assets are bound, or (iv) subject to the terms of UCC Section 9-406, require the consent or approval of any other party to any material contract, instrument, agreement or commitment to which Supplier is a party or by which Supplier or its assets are bound, other than the approvals of regulatory authorities, if any, which have been obtained or will be obtained prior to the effective date of this Agreement. Supplier is not subject to any agreement or understanding with any governmental authority which would prevent the consummation by Supplier of the transactions contemplated by this Agreement; and

(m) the Supplier shall cause to be delivered to IBM GF a “true sale” legal opinion, subject to standard qualifications, limitations and exceptions, within ten (10) calendar days following the execution of this Agreement.

4.3 Utilisation Process The Supplier shall use the process, systems and tools described in Schedule B to offer each Receivable for sale to IBM GF and to perform its obligations under this Agreement.

4.4 Transaction Taxes The Supplier shall indemnify IBM GF against all stamp duties and documentary taxes in respect of any unstamped or untaxed documents delivered pursuant to this Agreement.

4.5 Power of Attorney To secure the payment of all Purchased Receivables the Supplier irrevocably appoints IBM GF and its officers, directors, employees and agents at any time jointly and severally to act as the attorneys-in-fact of the Supplier in their sole judgment in order to do all or any of the following (a) perfect IBM GF’s title to any Purchased Receivable, Associated Rights or Returned Goods, and (b) obtain payment of and give valid discharge for any Purchased Receivable. For such purposes the attorneys may sign all documents, endorse or negotiate all cheques and other remittances, conduct, defend or compromise any legal proceedings and take all other steps which the attorney considers necessary; provided however, that the Supplier does not grant to IBM GF the right to make any compromise, settlement or release of any Non-Credit Dispute or regarding ownership of any intellectual property rights related to any Products. These powers shall continue both during and after the ending of this Agreement and during any disability on the Supplier’s part until all sums due to IBM GF have been paid. The Supplier shall ratify whatever commercially reasonable actions are taken by IBM GF that are consistent with this provision and applicable law. The Supplier irrevocably appoints any assignee of IBM GF or any person to whom this Agreement may be novated to perform any of the acts set out above. IBM GF may also appoint and remove substitute attorneys for any of the above matters.

5.0 IBM GF’s RIGHTS AND OBLIGATIONS

5.1 Collection of Purchased Receivables IBM GF shall have the sole discretion, whether the Buyer is in default or not, to renew and extend the time for such Buyer to pay the Purchased Receivables and to fulfill its obligations under the Buyer Agreement and to compromise, adjust, settle or release any Purchased Receivable in such manner as IBM GF, as owner of such Purchased Receivable, may deem advisable without in any manner affecting the rights of IBM GF, or the liabilities of either the Supplier, or any other party responsible to IBM GF for payment (provided that the Supplier does not grant to IBM GF the right to make any compromise, settlement or release of any Non-Credit Dispute or regarding ownership of any intellectual property rights related to any Products).

5.2 Lodgement of Claims IBM GF shall be at liberty to complete and lodge in the Supplier’s name, proof or statement of debt or proof of claim with respect to any Purchased Receivable in any Insolvency of the Buyer and IBM GF may at any time give notice to the Buyer of its ownership of any Purchased Receivable.

5.3 No Obligation for Sales Contract IBM GF assumes no obligation to complete any sale contract between the Supplier and a Buyer notwithstanding the purchase of any Receivable by IBM GF.

5.4 Termination of Buyer Agreement IBM GF shall give written notice to the Supplier of any decision by IBM GF that future requests in relation to any Buyer for a Credit Limit will be declined by IBM GF as a result of IBM GF’s decision not to purchase Receivables payable by such Buyer. This notice shall not affect any Credit Limit given before the date of the notice.

5.5 Service Provider The Parties agree that the Service Provider is and will be the sub-contractor solely of IBM GF and not the sub-contractor or agent or trustee of the Supplier or any Buyer. The Supplier consents to IBM GF sub-contracting to the Service Provider the exercise of rights and performance of obligations of IBM GF under this Agreement. The Service Provider shall provide the Supplier with the periodic reports stated in Schedule B. In the event that there is no Service Provider, all rights and obligations of IBM GF under or in respect of this Agreement shall respectively be exercised or performed by IBM GF and any reference to “Service Provider” in this Agreement shall be replaced with “IBM GF”, which shall exercise or perform such rights and obligations for and on its own behalf in its capacity as contracting Party under this Agreement.

5.6 IBM GF Representations and Warranties.

(a) IBM GF is duly organised, validly existing, and has full power and authority including any consents required by law or otherwise to enter and perform its obligations under this Agreement and the other Program Documents and to purchase the Receivables and Associated Rights from the Supplier;

(b) This Agreement and the consummation by IBM GF of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of IBM GF, and this Agreement has been duly executed and delivered by IBM GF, and when executed by IBM GF, this Agreement will constitute the valid and binding obligations of IBM GF, enforceable against IBM GF in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles of general applicability ; and

(c) The execution and delivery of this Agreement by IBM GF and the consummation of the transactions contemplated hereby or thereby by IBM GF will not (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, the terms of any order, law, regulation, contract, instrument, agreement, or commitment to which IBM GF is a party or by which IBM GF is bound, (ii) violate the articles of incorporation or bylaws or other charter documents of IBM GF, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit or license to which IBM GF is a party or by which IBM GF or its assets are bound, or (iv) require the consent or approval of any other party to any contract, instrument, agreement, or commitment to which IBM GF is a party or by which IBM GF or its assets are bound, other than the approvals of regulatory authorities, if any, which have been obtained or will be obtained prior to or on the effective date of this Agreement. IBM GF is not subject to any agreement or understanding with any governmental authority which would prevent the consummation by IBM GF of the transactions contemplated by this Agreement.

6.0 SUPPLIER/BUYER DEALINGS

6.1 Supplier’s Invoice Terms The Supplier agrees not to amend the Supplier’s Invoice Terms for Products to give a period longer than that selected for the Buyer without the prior written consent of IBM GF, which consent may be contingent on changes to the Program Fees.

6.2 Payments Received from Buyer The Supplier shall advise IBM GF immediately of any monies received by the Supplier by way of payment or partial-payment of a Purchased Receivable. The Supplier shall (a) transfer to IBM GF without delay such monies and (b) hold such sums in trust for IBM GF until so transferred to IBM GF.

6.3 Returned Products The Supplier shall issue a Credit Note to the Buyer and a Notification of payment to IBM GF in respect of the value of Returned Goods which come into the Supplier’s possession and shall hold the Returned Goods or their proceeds of sale in trust for IBM GF until IBM GF receives value for the Credit Note or payment.

6.4 Credit Notes/Debit Notes To the extent not already credited in the calculation of any Settlement Amount, the amount of any Credit Notes issued relating to a Purchased Receivable and not included in such calculation shall be applied to reduce the Settlement Amount owed by IBM GF to the Supplier on the next Supplier Settlement Date. Debit Notes that (a) re-state the original amount of a Supplier Invoice shall not be taken into any calculation under this Agreement but Debit Notes that (b) increase the amount of a Supplier Invoice shall be treated, in respect, only, of the amount of the increase, as a Supplier Invoice Notified on the date of the Debit Note, such Notification to be in the amount of the increase and to be treated as subject to the terms of this Agreement and the relevant Buyer Agreement as from the date on which the Debit Note is Notified.

6.5 Special Terms The Supplier may from time to time, in connection with the Supplier’s promotions, special offerings or other marketing initiatives or otherwise, request IBM GF to provide terms other than those specified in Schedule A. IBM GF may, in its absolute discretion, provide such terms. Any such other terms shall be subject to agreement in writing between IBM GF and the Supplier. It is expressly understood that such other terms shall be in addition to, or in replacement of, the terms specified in Schedule A and, if in replacement of, shall not replace on a permanent basis the terms specified in Schedule A.

7.0 DISPUTES WITH BUYERS

7.1 Dispute Reporting The Supplier shall promptly notify the Service Provider in writing of any Non-Credit Dispute or any other allegation by the Buyer relating to its liability for or the amount of any Purchased Receivable or any right of set off arising in the Buyer’s favour that will or may affect the Buyer’s obligations under the Buyer Agreement.

7.2 Dispute Handing The Supplier acknowledges that IBM GF does not have the right to conduct or remedy a Non-Credit Dispute and agrees that it will take the same approach to resolving any issue giving rise to a disputed Purchased Receivable as it would if it were for its own account (which approach shall be at least commercially reasonable) and so as to establish whether there is or is not a Non-Credit Dispute and the reason for the Purchased Receivable being disputed. The Supplier shall promptly use commercially reasonable efforts (consistent with past practices) to resolve the relevant Non-Credit Dispute issues, to keep IBM GF informed and to cooperate with IBM GF where required by IBM GF in relation to such issues.

8.0 SUPPLIER REPURCHASE OBLIGATIONS

8.1 Receivables Repurchase If a Purchased Receivable becomes a Recourse Receivable, (a) the party who makes the determination that such Purchased Receivable has become a Recourse Receivable will immediately notify the other Party in writing and specifically identify such Recourse Receivable and the event or condition which has caused it to become a Recourse Receivable; (b) IBM GF will sell such Recourse Receivable to the Supplier, without any warranty (except for title to the extent previously transferred by the Supplier to IBM GF) or recourse, at the next occurring Supplier Settlement Date; and (c) the Supplier will repurchase such Recourse Receivables on such Supplier Settlement Date by paying the Repurchase Price to IBM GF in cash. Any sums of money received by IBM GF from a Buyer and applied to a Recourse Receivable which has been repurchased by the Supplier shall be held in trust for the benefit of the Supplier and promptly transferred to the Supplier by IBM GF either in cash or, at IBM GF’s option, added to the Settlement Amount payable to IBM GF on the next Supplier Settlement Date. The Supplier’s obligation to pay the Repurchase Price shall be absolute and not conditional on the existence of the Recourse Receivable or any Associated Right (except to the extent the non-existence or impairment of such Recourse Receivable or Associated Rights is caused, directly or indirectly, by the action or inaction of IBM GF or its affiliates, including any Service Provider).

8.2 Products Repurchase Option Except as provided in Section 8.1 with respect to any Recourse Receivable, IBM GF shall provide written notice to the Supplier (each, a “Return Notice”) within 15 days after IBM GF repossesses or otherwise acquires any Returned Goods. The Supplier shall have the right (but not the obligation) to repurchase such Returned Goods by providing written notice of such election within 15 days after receipt of the applicable Return Notice. The purchase price for any such Returned Goods shall be the then applicable “fair market value” of such Returned Goods (as reasonably determined by the Supplier), plus any applicable taxes, packaging and shipping charges. The return of any Returned Products shall in all other respects be in accordance with the Supplier’s standard return policies (as set forth in the applicable Master Purchase Agreement or Supplier Terms and Conditions (which Supplier shall disclose to IBM GF if relevant). Any amounts payable to IBM GF for any Returned Goods repurchased by the Supplier hereunder shall be paid in cash.

9.0 DURATION OF AGREEMENT

9.1 Term This Agreement shall take effect on the Commencement Date for a period of one year and shall continue thereafter for successive periods each of one year unless (a) terminated by either Party upon not less than thirty (30) calendar days prior written notice to the other Party, provided that such termination notice may not be effective prior to the date which is three (3) months after the Commencement Date, or (b) terminated by notice with immediate effect by either Party if (i) the other Party is subject to Insolvency; or (ii) if the other Party is in breach of any material obligation under this Agreement and fails to remedy such breach within 14 calendar days of written notice requiring it to do so; or (iii) a Change in Control occurs to the other Party.

9.2 Termination of Related Agreements Unless otherwise agreed in writing by the Parties, this Agreement shall terminate contemporaneously with the termination of any other agreement on substantially the same terms as this Agreement between Related Companies of the Supplier and IBM GF.(“Related Companies” being those companies that are or are controlled by IBM Corporation or Advanced Micro Devices, Inc.).

9.3 Continuation of Rights At IBM GF’s sole discretion, upon termination, any existing Credit Limit shall automatically and without notice be withdrawn. Such termination shall not terminate either Party’s liability with respect to any Receivables, Supplier Invoices, Credit Notes or Debit Notes received by IBM GF prior to the effective date of termination, regardless of the date such transactions are completed.

10. MISCELLANEOUS

10.1 Confidentiality The Parties agree that this Agreement and the other Program Documents shall be treated as subject to the Non Disclosure Agreement known as AMD NDA #17444 Supplement AMD012208 (IBM CDA v2880 supplement AMD012208) effective October 1, 2007 between Advanced Micro Devices, Inc. and IBM Credit LLC.

10.2 Set Off IBM GF has the right at all times to set off whatever sum IBM GF may owe to the Supplier against the payment obligations of the Supplier to IBM GF, whether by Credit Note or otherwise, arising under this Agreement, or under any other agreement between IBM GF and the Supplier, or arising in any other way.

10.3 Force Majeure Neither Party shall be liable to the other for any delay caused by a Force Majeure Event. If a Force Majeure Event occurs the Party affected shall not be obliged to perform or require a third party to perform any obligation under this Agreement affected by such Force Majeure Event whilst it continues to prevent performance. A “Force Majeure Event “ means any event preventing a bank and/or clearing system from making payments including but not limited to an act of god, war, unavailability of any clearing or payment system, intermediary bank or other entity, sabotage, fire, flood, explosion, civil commotion, strikes, lockouts or industrial action of any kind, riots, insurrection or acts of government or similar institutions.

10.4 Payment Gross Up Any payment due from the Supplier to IBM GF shall be made such that the full amount due is received by IBM GF irrespective of any withholding which the Supplier is compelled by law or required by any governmental authority to make on account of any taxation liability. Any payment due from IBM GF to the Supplier shall be made such that the full amount due is received by the Supplier irrespective of any withholding which IBM GF is compelled by law or required by any governmental authority to make on account of any taxation liability. IBM GF shall provide Supplier, and Supplier shall provide IBM GF, as applicable, with any form, certificate or other documentation required to establish its eligibility for the benefits of any applicable income tax treaty or to establish its entitlement to a reduction or an exemption from withholding.

10.5 Limitation of Liability Neither the Supplier nor IBM GF shall have any liability for any special, indirect or consequential loss or damage suffered by the other or any claims in any manner related thereto.

10.6 Assignment IBM GF may assign the benefit of this Agreement in whole or in part. The Supplier consents to IBM GF novating to any other person all or any of its obligations, rights, benefits and remedies under this Agreement. Following such assignment or novation this Agreement (or any part) shall bind and continue to the benefit of the successors and assigns of IBM GF. The Supplier may not assign or charge its rights and benefits under this Agreement or subcontract any of its obligations without the prior written consent of IBM GF.

10.7 Complete Agreement This Agreement and the other Program Documents constitute the entire agreement between IBM GF and the Supplier with respect to the subject matter hereof, and any prior written or oral statements relating thereto are not to be considered part of this Agreement or any Program Document. Any modification to this Agreement shall be in writing and signed by the Parties.

10.8 Waiver No delay or omission on the part of IBM GF in the exercise of any right or remedy shall impair such right or remedy or shall operate as a waiver thereof.

10.9 Partial Invalidity If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under any applicable statute or rule of law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected.

10.10 Notices/Electronic Communications Any notice given under this Agreement shall be in writing, and shall be delivered by facsimile transmission or registered mail, postage prepaid, and addressed as set out in Schedule A. For all other correspondence either Party may communicate with the other by electronic means and such communication is acceptable as a signed writing. An identification code (called a “user ID”) contained in an electronic document is agreed to be sufficient to verify the sender’s identity and the document’s authenticity for all purposes. The Service Provider shall be the day to day and primary channel for communication between the Parties and such communication shall be primarily on an electronic basis on terms to be established and maintained current by the Parties and the Service Provider.

10.11 Counterparts This Agreement may be executed in counterparts which taken together shall constitute the Agreement.

10.12 Submission and Consent to Jurisdiction and Choice of Law Each Party hereby irrevocably and unconditionally submits itself and its property in any legal action or proceeding relating to this Agreement and or for the recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York and any federal district court in New York. Each Party consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereinafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Each Party agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Schedule A. Each Party agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction. Each Party agrees that the validity, interpretation and enforcement of this Agreement and any other of the Program Documents shall be governed by the laws (without giving effect to conflict of law provisions) of the State of New York.

10.13 Waiver of Jury Trial The Parties waive, to the maximum extent permitted by applicable law, all right to trial by jury in any action, suit or proceeding brought to resolve any dispute, whether in contract, tort, or otherwise arising out of, connected with, related to, or incidental to, this Agreement and any other of the Program Documents.

[Remainder of page intentionally left blank.]

This Agreement is entered into effective as of the date first set forth above.

ADVANCED MICRO DEVICES, INC.		IBM CREDIT LLC

Signed:	/s/ Faina Medzonsky	Signed:	/s/ Robert W. Flood
Name:	Faina Medzonsky	Name:	Robert W. Flood
Title:	Asst. Secretary & Asst. General Counsel	Title:	Director, Commercial Financing

Date:	March 26, 2008	Date:	March 18, 2008